Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

DATED AS OF MAY 29, 2009

By and Among

JER INVESTORS TRUST INC.

And

EJF DISTRESSED FUND II, LP

And

KODIAK CDO II, LTD.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2009, by and among JER Investors Trust Inc., a Maryland corporation (the “Company”), EJF Distressed Master Fund II, LP (“EJF”) and Kodiak CDO II, Ltd. (“Kodiak”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to issue to EJF 541,906 shares (the “EJF Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Exchange Agreement, dated May 29, 2009, by and between the Company and EJF (the “EJF Agreement”);

WHEREAS, the Company has agreed to issue to Kodiak 238,347 shares of common stock (the “Kodiak Shares” and, collectively with the EJF Shares, the “Shares”) pursuant to the Letter Agreement, dated May 29, 2009, by and between the Company and Kodiak (the “Kodiak Agreement” and together with the EJF Agreement, the “Agreements”);

WHEREAS, in connection with the issuance of the Shares to the respective Holders, the Company has agreed to provide to the Holders the registration rights set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

1.1 “Commission” shall mean the Securities and Exchange Commission or any federal agency at the time administering the Securities Act.

1.2 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any federal statute then in effect which has replaced such statute.

1.3 “Group” shall mean two or more Persons that would be deemed a “group” for purposes of Rule 13d-5 under the Exchange Act.

1.4 “Holder” means each of EJF and Kodiak, in each case for so long as it owns any Registrable Securities and any other Person who is a holder or beneficial owner of Registrable Securities for so long as such Person owns any Registrable Securities.

1.5 “Person” shall mean an individual, corporation, limited liability company, joint venture, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

1.6 “Registrable Securities” shall mean the Shares.

As to any Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such Registrable Securities under the Securities Act has been declared or becomes effective and such Registrable Securities have been sold or otherwise transferred by the Holder thereof pursuant to such effective registration statement; (ii) such Registrable Securities are sold pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Securities relating to restrictions on the transferability thereof, under the Securities Act or otherwise, is removed by the Company; (iii) such Registrable Securities are eligible to be sold pursuant to Rule 144 without volume or manner-of-sale restrictions; or (iv) such Registrable Securities shall cease to be outstanding.

1.7 “Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor provision of the Securities Act.

1.8 “Securities Act” shall mean Securities Act of 1933, as amended, or any federal statute then in effect which has replaced such statute.

ARTICLE II

Public Offering Pursuant to Registration Rights

2.1 Piggyback Registration.

(a) If the Company shall determine to register any equity securities of the Company for its own account or for the account of other holders of Common Stock of the Company on any registration form (other than Form S-4 or S-8 or other successor forms) which permits the inclusion of Registrable Securities held by any Holder (a “Piggyback Registration”), the Company will promptly give each Holder written notice thereof and, subject to Section 2.1(c), and Section 2.1(d), shall include in such registration all Registrable Securities requested to be included therein pursuant to the written requests of Holders received within 10 days after delivery of the Company’s notice. Notwithstanding anything to the contrary contained in this Section 2.1(a), the Company shall have the right at any time after it shall have given notice pursuant to this Section 2.1(a) (irrespective of whether a written request for inclusion of any such securities shall have been made) not to elect to file such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

(b) If the Piggyback Registration relates to an underwritten public offering, the Company shall so advise the Holders as part of the written notice given pursuant to Section 2.1(a). In such event, the right of any Holder to participate in such registration shall be conditioned upon such Holder’s participation in such underwriting in accordance with the terms and conditions thereof. The Board of Directors of the Company shall have the right to select, in its sole and absolute discretion, the managing underwriter(s) for any underwritten Piggyback

Registration. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form.

(c) If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the shares of Common Stock requested by the Holders to be sold in such offering, on a pro rata basis, (ii) second, the shares of Common Stock the Company proposes to sell and (iii) third, other shares of Common Stock requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders, or as such holders may otherwise agree.

(d) If a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company’s securities, and the managing underwriters advise the Company or the initiating holders in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration (i) first, the shares of Common Stock requested to be included therein by the holders requesting such registration (ii) second, the shares of Common Stock requested by the Holders to be sold in such offering, on a pro rata basis, and (iii) third, other shares of Common Stock requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree.

2.2 Expenses of Registration. All expenses incurred in connection with all Piggyback Registrations, including the fees not to exceed $15,000 and disbursements of one counsel for the selling Holders (selected by the Holders of a majority of the Registrable Securities being registered) shall be borne by the Company. All underwriting discounts, selling commissions and other similar fees relating to Registrable Securities included in any Piggyback Registration shall be borne by the holders of such Registrable Securities pro rata on the basis of the amount of Registrable Securities sold by them.

2.3 Registration Procedures. In the case of each registration effected by the Company pursuant to this Article II, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. At its expense, the Company will:

(a) use its commercially reasonable efforts to cause such registration to be declared effective by the Commission;

(b) as soon as reasonably possible, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus included therein (including post-effective amendments, prospectus supplements and pricing supplements) as may be necessary to effect and maintain the effectiveness of such registration statement for the period the registration statement is required to remain effective;

(c) provide (A) the Holders of the Registrable Securities to be included in such registration statement, (B) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act) if any, thereof, (C) the sales or placement agent therefor, if any, (D) counsel for such underwriters or agent, and (E) not more than one counsel for all of the Holders, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment or supplement thereto;

(d) (A) use its commercially reasonable efforts to register or qualify the Registrable Securities to be included in such registration statement under such securities laws or blue sky laws of such jurisdictions as any Holder of such Registrable Securities and each placement or sales agent, if any, therefor and underwriter, if any, thereof shall reasonably request, and (B) take any and all other actions as may be reasonably necessary or advisable to enable each such Holder, agent, if any, and underwriter, if any, to consummate the disposition in such jurisdictions of such Registrable Securities; provided, however, that the Company shall not be required for any other purpose to (1) qualify as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 2.3(d) or (2) consent to general service of process or taxation in any such jurisdiction;

(e) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as any Holder from time to time may reasonably request;

(f) promptly notify the selling Holders of Registrable Securities, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (A) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any comments by the Commission, the Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the Commission for amendments or supplements to such registration statement or prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contemplated by Section 2.3(m) cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (F) at any time when a prospectus with respect to Registrable Securities is required to be delivered under the Securities Act, that such registration statement, prospectus, prospectus amendment or supplement or post-effective amendment, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

(h) if requested by any managing underwriter or underwriters, any placement or sales agent or any Holder of Registrable Securities, use its commercially reasonable efforts to incorporate in a prospectus supplement or post-effective amendment such information as is required by the applicable rules and regulations of the Commission and as such managing underwriter or underwriters, such agent or such holder specifies should be included therein relating to the terms of the sale of such Registrable Securities, including, without limitation, information with respect to the principal amount of Registrable Securities being sold by such Holder or agent or to any underwriters, the name and description of such Holder, agent or underwriter, the offering price of such Registrable Securities and any discount, commission or other compensation payable in respect thereof, the purchase price being paid therefor by such underwriters and with respect to any other terms of the offering of the Registrable Securities to be sold by such Holder or agent or to such underwriters;

(i) furnish to each Holder of Registrable Securities included in such registration statement, each placement or sales agent, if any, therefor, each underwriter, if any, thereof and the respective counsel referred to in Section 2.3(c) an executed copy of such registration statement, each such amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and such number of copies of such registration statement (excluding exhibits thereto and documents incorporated by reference therein unless specifically and reasonably so requested by such Holder, agent or underwriter, as the case may be) and of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act; and the Company hereby consents to the use of such prospectus (including such preliminary and summary prospectus) and any amendment or supplement thereto by each such Holder and by any such agent and underwriter, if any, in each case in the form most recently provided to such party by the Company, in connection with the offering and sale of the Registrable Securities covered by the prospectus (including such preliminary and summary prospectus) or any supplement or amendment thereto;

(j) use its commercially reasonable efforts to cause all Registrable Securities covered by such registration to be listed on each securities exchange or inter-dealer quotation system on which the Common Stock is then listed, if any;

(k) provide a transfer agent and registrar for all Registrable Securities covered by such registration and a CUSIP number for all such Registrable Securities (each to the extent not previously obtained, in each case not later than the effective date of such registration);

(l) cooperate with the Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends;

(m) in the event that any broker-dealer registered under the Exchange Act shall underwrite any Registrable Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Rules of Conduct (the “Rules of Conduct”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) thereof, whether as a holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise use its reasonable best efforts to assist such broker-dealer in complying with the requirements of such Rules of Conduct, including, without limitation, by providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules of Conduct;

(n) otherwise comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable but in no event later than eighteen months after the effective date of such registration statement, an earnings statement covering the period of at least twelve months, but not more than 18 months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act (including, at the option of the Company, Rule 158 thereunder).

2.4 Delivery of Prospectus Supplement. Subject to Section 2.1(b), in the event that the Company would be required, pursuant to Section 2.3(f) above, to notify the selling Holders of Registrable Securities, the placement or sales agent, if any, therefor and the managing underwriters, if any, thereof, the Company shall as soon as reasonably practicable prepare and furnish to each such Holder, to each placement or sales agent, if any, and to each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to initial purchasers of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company pursuant to Section 2.3(f) hereof, such Holder shall forthwith discontinue the disposition of Registrable Securities pursuant to the registration statement applicable to such Registrable Securities until such Holder shall have received copies of such amended or supplemented prospectus, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.

2.5 Furnishing Information by the Holders. The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder and such Holder’s intended method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing. Each such Holder agrees to promptly notify the Company of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event in either case as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Holder or such Holder’s intended method of distribution of such Registrable Securities or omits to state any material fact regarding such Holder or such Holder’s intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly to furnish information so required so that such prospectus shall not contain, with respect to such Holder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

2.6 Indemnification.

(a) The Company will indemnify each Holder whose Registrable Securities are to be included in a registration pursuant to this Article II, each of such Holder’s officers, directors, partners, agents, employees and representatives and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to each registration, qualification or compliance effected pursuant to this Article II, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any amendment thereto, or other document incorporated by reference therein, or compliance, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or any amendment thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, and will reimburse each such indemnified person for any reasonable legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing to the Company by such Holder and provided for use in such registration statement, prospectus, offering circular or other document or the Holder delivered a registration or prospectus in violation of Section 2.5 hereof after notice was provided by the Company as provided in Section 2.5. It is agreed that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) Each Holder whose Registrable Securities are included in any registration effected pursuant to this Article II shall indemnify the Company, each of its directors, officers, agents, employees and representatives, and each Person who controls the Company within the meaning of Section 15 of the Securities Act, each other Holder and each of their officers, directors, partners, agents, employees and representatives and each person controlling such Holder, and each underwriter, if any, of such Registrable Securities and each Person who controls any such underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any amendment thereto, offering circular or other document incident to such registration, qualification or compliance, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or any amendment thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, and will reimburse such indemnified persons for any reasonable legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by such Holder and provided specifically for use therein; provided, that the obligations of each Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed); and provided further, that, in no event shall the liability of any Holder under this Section 2.6(b) be in excess of the net proceeds from the sale of Registrable Securities received by such Holder in the offering(s) to which the losses, claims, damages, liabilities or expenses of the indemnified party relate.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense with counsel reasonably acceptable to and paid for by the Indemnifying Party but otherwise at the Indemnified Party’s expense, and provided, further, that an Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses of such one counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6 to the extent such failure is not materially prejudicial. No Indemnifying Party in the defense of any such claim or litigation shall except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include an unconditional release of such Indemnified Party from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary in this Section 2.6(d), no Holder shall be required, pursuant to this Section 2.6(d), to contribute any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities in the offering to which the losses, claims, damages, liabilities or expenses of the Indemnified Party relate.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any Indemnified Party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any Indemnified Party.

2.7 Other Obligations. (a) With a view to making available the benefits of certain rules and regulations of the Commission which may effectuate the registration of Registrable Securities or permit the sale of Registrable Securities to the public without registration, the Company agrees at such time as any Registrable Securities are eligible for transfer without restriction under Rule 144 upon the request of the holder of such Registrable Securities, to remove any restrictive legend from the certificates evidencing such Registrable Securities at no cost to such holder; and

(b) for a period of one year following the Closing Date under the EJF Agreement, to use its best efforts to make and keep “current public information” available, as such term is understood and defined in Rule 144(c) under the Securities Act; to file with the Commission in a timely manner all reports and other documents required to be filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act; and to furnish to each Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144.

ARTICLE III

Termination

This Agreement shall terminate immediately following the moment at which there exist no securities of the Company that constitute Registrable Securities; provided, however, that Section 2.6 hereof shall survive indefinitely.

ARTICLE IV

Miscellaneous

4.1 Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Registrable Securities and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company as a result of any stock split, stock dividend or stock combination, the provisions of this Agreement shall be appropriately adjusted.

4.2 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, in addition to any other remedies available under applicable law, be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.3 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. In the event that any transferee of any Holder of Registrable Securities shall acquire Registrable Securities, in any manner, whether by gift, bequest, purchase, operation of law or otherwise, such transferee shall, without any further writing of any kind, be deemed a party hereto for all purposes and such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such transferee shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

4.4 Survival. The respective indemnities, agreements, representations, warranties and each other provision set forth in this Agreement or made pursuant hereto shall remain in full force and effect regardless of any investigation (or statements as to the results thereto) made by or on behalf of any Holder of Registrable Securities, any director, officer or partner of such Holder, any agent or underwriter or any director, officer or partner thereof, or any controlling person of any of the foregoing, and shall survive delivery of and payment for the Registrable Securities and the transfer of Registrable Securities by such Holder.

4.5 Amendment; Waiver.

(a) This Agreement may be amended only by a written instrument signed by the Company and by Holders holding more than 50% of the then outstanding Registrable Securities and, in the case of any amendment that adversely affects any Holder or all of the members of any group of Holders differently from any of the other Holders, by such Holder or the holders of more than 50% in interest of the securities of the Company held by such group of Holders.

(b) No provision of this Agreement may be waived orally, but only by a written instrument signed by the party against whom enforcement of such waiver is sought. Holders shall be bound from and after the date of the receipt of a written notice from the Company setting forth such amendment or waiver, whether or not the Registrable Securities shall have been marked to indicate such amendment or waiver.

4.6 Notices. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, or by telex or telecopier, at the following addresses:

if to the Company:

399 Park Avenue, 38th floor

New York, NY 10022

Attention: Jeffrey L. Cirillo

Facsimile: (212) 832-0357

with a copy to:

1650 Tyson Boulevard, Suite 1600

McLean, Virginia 22101

Attention: J. Michael McGillis

Facsimile: (703) 336-8352

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David J. Goldschmidt, Esq.

Facsimile: (212) 735-2000

if to the Holders:

c/o EJF Capital LLC

2107 Wilson Blvd, Suite 400

Arlington, Virginia 22201

Attention: Robert Hurley, CFO

Facsimile: (703) 351-7901

The Holders may, by written notice given to the Company in accordance with this Section 3.5, change the respective addresses to which such notice or other communications are to be sent to it. All such notices and communications shall be deemed to have been given on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier and when receipt is acknowledged, if sent by facsimile transmission.

4.7 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

4.8 Headings. Article, section and paragraph headings are inserted for convenience only and do not constitute a part of this Agreement.

4.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.

4.10 Illegality. In case any provision in this Agreement shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

4.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JER INVESTORS TRUST INC.

By:	/s/ Mark S. Weiss
Name:	Mark S. Weiss
Title:	President

EJF DISTRESSED MASTER FUND II, LP

By:	EJF Distressed II GP, LLC,
as General Partner

By:	EJF Capital LLC,
as Sole Member

By:	/s/ Neal J. Wilson
Name:	Neal J. Wilson
Title:	Chief Operating Officer

KODIAK CDO II, LTD.

By:	Kodiak CDO Management LLC,
its Collateral Manager

By:	Kodiak Funding, L.P.,
its Sole Member

By:	Kodiak Funding Company Inc,
its General Partner

By:	/s/ Robert M. Hurley
Name:	Robert M. Hurley
Title:	Chief Financial Officer

13